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                                                                    EXHIBIT 99.5

          PRESS RELEASE RE: EXTENSION OF TENDER OFFER EXPIRATION TIME

FOR IMMEDIATE RELEASE              CONTACT:  Edon Smith
September 30, 1999                           InterMedia Partners
                                             (415) 616-4600


     SAN FRANCISCO, California, September 30, 1999 -- InterMedia Capital Partners IV, L.P. ("InterMedia") today announced that it and its wholly-owned subsidiary, InterMedia Partners IV Capital Corp. (together with InterMedia, the "Offerors") have extended the expiration of the tender offer (the "Offer") for their 11 1/4% Senior Notes due 2006 (the "Notes"), to facilitate closing of certain transactions with Charter Communications, Inc., which was scheduled to expire tonight at 12:00 midnight, New York City time, to 12:00 noon, New York City time, on Friday, October 1, 1999 (the "Offer Expiration Time").

     On September 29, 1999, the Offerors announced the pricing of each $1,000 principal amount of Notes to be tendered and accepted in the Offer, assuming a payment date of October 1, 1999. The Offerors anticipate making payments with respect to the Offer and the related consent solicitation promptly after the Offer Expiration Time, but in any event within two business days after the Offer Expiration Time.

     TD Securities (USA) Inc. and Banc of America Securities LLC are acting as the Dealer Managers and Solicitation Agents for the Offer. The Depositary for the Offer is Bank of New York.

     Additional information concerning the terms of the Offer may be obtained from TD Securities (USA) Inc. at 212-827-7669 (Attention: Ervil G. Spencer) and Banc of America Securities LLC at 888-292-0070 (Attention: Liability Management Group). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained by contacting Beacon Hill Partners, Inc., the Information Agent, at 800-755-5001.

     InterMedia currently operates cable systems serving over 600,000 customers located in the southeastern United States. InterMedia is a leader in the cable industry in the deployment of advanced cable communications services, high-speed internet access and entertainment services.

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